Exhibit 99.1

IN THE CIRCUIT COURT OF THE 15TH JUDICIAL CIRCUIT IN AND FOR PALM BEACH COUNTY, FLORIDA CASE NO.: 50 2009 CA 020142 XXXX MB (AJ)
LEONARD TUCKER, as Co-Trustee on behalf of THE TUCKER FAMILY SPENDTHRIFT TRUST,
Plaintiff,
v.
EXPLORATIONS GROUP, INC., a Delaware corporation,
Defendant. ____________________________________/

STIPULATION OF SETTLEMENT

THIS STIPULATION OF SETTLEMENT is executed on the 25th day of January, 2010 between and among LEONARD TUCKER, as Co-Trustee on behalf of the Tucker Family Spendthrift Trust ("Plaintiff") and EXPLORATIONS GROUP, Inc., a Delaware corporation ("Defendant") n/k/a Hawk Systems, Inc. and the parties have agreed as follows:

1.

Defendant shall duly issue 3,960,030 shares of the common stock of Hawk Systems, Inc., in certificated form, and which certificates shall contain a restrictive legend limiting their sale or transfer pursuant to Rule 144 of the Rules of the United States Securities and Exchange Commission and any other applicable laws and rules subject to anti-dilutive rights for a period of three fiscal months thereafter pursuant to which additional shares of common stock and any capital stock be issued to the Plaintiff in such amounts if required so that the common stock and capital stock owned by Plaintiff shall be equal to 9.96% of all Defendant’s outstanding and reserved common stock and capital stock at the end of the three months following receipt of the common stock.  All certificates issued shall be in accordance with all applicable law and rules.  Plaintiff represents that it has paid the consideration at the time or prior to the issuance of the Convertible Bond dated May, 2004 that is the subject of this litigation.  Defendant shall also duly issue 64,165 shares of Series B Preferred Stock of Hawk Systems, Inc. in certificated form, and which shall contain a restrictive legend limiting their sale or transfer pursuant to Rule 144 of the Rules of the United States Securities and Exchange Commission and all other laws and rules subject to anti-dilutive rights for a period of three fiscal months thereafter pursuant to which additional shares of Series B Preferred Stock may be issued to the Plaintiff in such amounts if required so that the Series B Preferred Stock owned by Plaintiff shall be equal to 9.96% of all Defendant’s outstanding and reserved Series B Preferred Stock at the end of the three months following receipt of the Series B Preferred Stock.  All certificates issued shall be in accordance with all laws and rules.  Receipt by the Plaintiff of the share certificates within two business (2) days stated herein shall be in full and final settlement and payment of all outstanding claims, whether known or unknown, against Defendant subject to Plaintiff’s anti-dilutive rights as stated herein.   Upon execution of this Stipulation of Settlement, Plaintiff may provide a certificate (the “Certificate”) in the form attached as Exhibit “A” to Defendant’s counsel with a written request that the Defendant’s counsel provide an opinion to the Defendant’s transfer agent in the form attached as Exhibit “B.”  Plaintiff shall provide Defendant’s counsel with any updated information at the request of Defendant’s counsel to that contained on the completed Certificate.  Issuance of an opinion in conformity with Exhibit “B” shall be within the absolute discretion of Defendant’s counsel.  In the event that Defendant’s counsel does not issue an opinion as set forth herein, this Stipulation of Settlement and the Releases referred to in section 2 below, shall be null and void ab initio unless the parties agree differently in writing.

2.

Upon receipt of the share certificates as set forth in paragraph 1 above, the parties for themselves and their present and former heirs, beneficiaries, successors,  and assigns release and forever discharge each other, their present officers, agents and employees from any and all claims against from any and all claims and demands which have been or may have been based upon any facts or circumstances that arose or existed on or prior to the date the parties shall execute this Stipulation of Settlement and they shall execute General Releases attached hereto as Exhibits C and D and Plaintiff shall file the Stipulation and Order of Dismissal With Prejudice, attached as Exhibit E. In addition, Plaintiff shall tender the original Convertible Bond and any and all amendments thereto to counsel to Hawk Systems, Inc. for cancellation.

3.

The parties shall execute such other and further documents as may be typical for settlements of this type and as may reasonably be requested by any party hereto in order to implement or further assure the terms hereof.  This Stipulation of Settlement may be executed in counterparts.

4.

The parties shall each bear the costs of their respective attorneys and experts and each has executed this Stipulation of Settlement freely and voluntarily after consulting with their counsel. In settling this dispute, neither party admits or concedes the truth of any allegations contained in the pleadings or concedes or acknowledges that they have any liability to the other and are settling this case to avoid the cost and expense of further proceedings and to bring finality to this matter.

IN WITNESS WHEREOF, the parties have executed this Stipulation of Settlement Agreement on and as of the date first written above.

PLAINTIFF:

LEONARD TUCKER, as Co-Trustee on behalf

of the TUCKER FAMILY SPENDTHRIFT TRUST

By: /s/ Leonard Tucker

     ____________________________________

     LEONARD TUCKER, Co-Trustee

DEFENDANT:

HAWK SYSTEMS, INC.

By: /s/ David Coriaty

      ___________________________________

      DAVID CORIATY, Director